Exhibit 99.B(m)(5)(A)(i)

August 12, 2009

ING Investors Trust
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:             Reduction in Fee Payable under the ING Investors Trust Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for ING Retirement Conservative Portfolio, ING Retirement Growth Portfolio, ING Retirement Moderate Growth Portfolio, and ING Retirement Moderate Portfolio under the ING Investors Trust Shareholder Service and Distribution Plan for Adviser Class Shares until May 1, 2012 as follows:

Name of Fund	Total Amount of Distribution Fee Waived(1)
ING Retirement Conservative Portfolio	0.2480%
ING Retirement Growth Portfolio	0.0751%
ING Retirement Moderate Portfolio	0.1587%
ING Retirement Moderate Growth Portfolio	0.1106%

(1)                                  The amount per annum on the average daily net assets attributable to Adviser Class Shares.

IFD acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:

ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC